Exhibit 10.7

AMENDED AND RESTATED SALES AND MARKETING AGREEMENT

This Amended And Restated Sales And Marketing Agreement (“Agreement”) is made and entered into as of the 10th day of May 2019 (“Effective Date”) by and between Monitor Power Systems AS (“MPS”) and African Discovery Group LLC (“ADG”) (individually, a “Party” and collectively, the “Parties”).

RECITALS:

WHEREAS, MPS and ADG desire to continue to work together for the development of power generation and other infrastructure projects (each, a “Project” and collectively, the “Projects”) in Africa (and, potentially, other locations), each such Project as generally described in Exhibit A hereto as such Exhibit A may be amended from time to time by the Parties on mutual, written agreement.

NOW, THEREFORE, for good and valuable consideration of the mutual covenants and promises herein contained, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1: SERVICES TO BE PERFORMED

1.1 ADG shall use commercially reasonable efforts and resources to market MPS’s services and expertise to power authorities on the continent of Africa through various efforts, to be determined in conjunction with MPS, based upon criteria upon which the Parties may mutually agree, with the goal of MPS being granted concessions and related rights to develop power projects and other infrastructure in Africa.

1.2 ADG will provide government and community relations services in connection with the marketing activities described in Section 1.1 above of this Article 1 and, following the award of any Project, for the life of agreements that are entered into by MPS or a Designee (as defined below) of MPS with local authorities in connection with such Project. ADG will not be responsible for the importation of any goods or services for MPS for use on any Project and will not be responsible for paying any associated import fees/duties, demurrage, and storage costs or obtaining any required import permits or licenses relating to such imports.

1.3 ADG agrees to prepare and maintain full, accurate and complete records of its marketing and government relations activities. ADG agrees to provide MPS with written reports of results in a format and frequency to be mutually agreed upon by the Parties.

ARTICLE 2: COMPENSATION

2.1 Following the award of a Project and the execution of all necessary and appropriate agreements in connection therewith for the construction, development and operation thereof, including, without limitation, any nonrecourse project financing thereof, ADG shall be paid a fee for such Project as set forth in Exhibit A hereunder. ADG will from time to time present additional projects to be added to Exhibit A and MPS will not unreasonably withhold, condition, or delay its approval of those additions to Exhibit A.

2.1.1 Fees to ADG for a power generation Project payable in accordance with Section 2.1 of this Article 2 shall be paid in United States dollars, and will generally follow the formula: (i) $0.002 (two cents) per kWhr for power that is actually generated and for which MPS actually receives revenue under MPS’ and/or its Designee’s agreements relating to a Project (and any extensions, renewals, and modifications thereto) (collectively, the “Covered Power Purchase Agreements”) identified in Exhibit A, and (ii) $0.001 (one cent) per kWhr for all MPS’ and/or its Designee’s subsequent Covered Power Purchase Agreements in a country listed in Exhibit A, entered into during the Term (as defined below) of this Agreement.

2.1.2 Fees to ADG for infrastructure Projects that involve Build, Own, Lease and Transfer (“BOLT”) are specified in Exhibit A and will be guided by an agreed upon sliding scale whereby ADG will receive from 0.5% to 1.5% of lease or other utilization payments made to MPS or its Designee under the agreements relating to the operation of such infrastructure projects or the Parties will agree to some other payment formula with respect to the ADG fee. For other infrastructure Projects including but not limited to Joint Ventures and Built, Own, Operate and Transfer (“BOOT”), the Parties will agree on fees on a case by case basis. For purposes of this Agreement, the “Covered Agreements” means Covered Power Purchase Agreements, BOLT Agreements, BOOT Agreements and JV Agreements collectively, and “Designee” means, any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust or joint venture, or other entity, directly or indirectly, owned, managed, operated, financed, controlled, employed by, or receiving remuneration from, any of the foregoing entities, such entity’s Affiliate, or any officer, director, partner, member, manager, trustee, or principal of such entity or such entity’s Affiliate.

2.2 ADG will solely be responsible for any and all third-party finder’s fees and referral fees in connection with any Project. ADG warrants any and all payments to third parties made by ADG will adhere to ADG’s anti-corruption policy and shall strictly comply with all Anti-Bribery Laws and Obligations. MPS will not, orally or in writing, accept or approve any obligation on behalf of ADG, including, without limitation, with respect to finder’s fees or referral fees, nor will it represent itself as having the authority to bind ADG in any manner. Any finder’s fees or referral fees will be payable by ADG only if and when accepted by ADG in writing, in ADG’s sole and absolute discretion.

2.3 Post consummation of each Covered Agreement relating to a Project, ADG will continue to manage government and local community relations as necessary and appropriate for the life of the contract, at ADG’s own expense.

ARTICLE 3: EXCLUSIVITY

3.1 During the Term (as defined below) of this Agreement, ADG shall have the exclusive right to provide the services to MPS described in Article 1 but, in exchange thereof, ADG shall not provide any similar service to any other Designee during the Term.

ARTICLE 4: TERM AND TERMINATION

4.1 Term. The date of commencement of this Agreement shall be the Effective Date first set forth above and shall continue for five (5) years (the “Term”) unless sooner terminated by either party upon 60 days’ prior written notice if a party that moves for termination provides meaningful evidence that the other Party has materially breached the terms of this Agreement and failed to cure such breach within such 60 days notice period. Upon the expiration of the Term, this Agreement shall be automatically renewed for an additional five (5) year term unless either Party provides notice in writing that it does not consent to any such renewal. Any such renewal shall be subject to review and renegotiation by the Parties of the compensation terms set forth in this Agreement. Although this Agreement commences on the Effective Date, this Agreement shall apply to any Project set forth in Exhibit A even if such Project commenced prior to the Effective Date.

4.2 Termination of Rights. On the termination or expiration of this Agreement, all obligations of the Parties hereunder shall terminate, except for (i) rights and obligations to payments due with respect to Covered Agreements; and (ii) the provisions that by their terms are applicable after termination, including, but not limited to, ADG’s obligation to provide continuing governmental and community relations with respect to the Covered Agreements, and the confidentiality and non-circumvention provisions set forth herein. For the purposes of this Paragraph 4.2 (i), ADG shall retain rights and obligations to payments due with respect to a Project for which an MOU, Heads of Agreement or more formal agreement exists at the time of Termination, so long as, and to the extent, any such Project covered by such an MOU, Heads of Agreement or more formal agreement is actually completed and MPS receives payments for such Project.

ARTICLE 5: CONFIDENTIAL INFORMATION

5.1 Each Party recognizes that it will be necessary for the other to receive confidential and/or proprietary information with regard to this Agreement (“Confidential Information”). The Confidential Information shall be the sole and exclusive property of the disclosing Party. Each Party agrees to receive, hold and treat all Confidential Information received from the other as confidential and secret and agrees to use its reasonable best efforts to protect the confidentiality and secrecy of such Confidential Information. Each Party agrees to only divulge Confidential Information to its employees and advisors who are required to have such knowledge in connection with the performance of their obligations under this Agreement or with respect to a Project, and neither Party shall disclose, directly or indirectly, any Confidential Information of the other whatsoever, including without limitation, for its own benefit or any third party’s benefit. Confidential Information does not include information which (i) was or becomes generally available to the public and not through a breach of a receiving Party of its obligations under this Section 5.1, (ii) was or becomes available on a non-confidential basis, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, or (iii) was within the receiving Party’s possession prior to being furnished by or on behalf of the disclosing Party, provided that the source of such information was not bound by a confidentiality agreement in respect thereof.

5.2 Upon termination of this Agreement, each Party shall destroy all copies of Confidential Information disclosed by the other Party, return all original documents and publicity materials, discontinue all use of computer links, erase all of the other Party’s Confidential Information contained in the Party’s computer memory or data storage, and destroy all Confidential Information stored on computer, disk, CD-Rom or computer backup within five (5) days after this Agreement terminates; provided, however, that each Party may retain any Confidential Information as necessary to comply with applicable law or to perform any obligations that survive the expiration or termination of this Agreement. Each Party shall provide to the other Party a certified document within five (5) days stating that: “Except as permitted in the Agreement, all Confidential Information of the disclosing party in the receiving party’s possession has either been destroyed, erased, or returned.”

5.3. Each Party agrees that it will not disclose any Confidential Information to any non-Affiliate third party and will not use Confidential Information of the other Party for any purpose other than for the performance of its rights and obligations hereunder during the Term of this Agreement and for a period of five (5) years thereafter, without the prior written consent of the disclosing party. Each Party further agrees that Confidential Information shall remain the sole property of the disclosing Party and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees.

ARTICLE 6: NO COMPETITION OR CIRCUMVENTION

6.1 During the Term of this Agreement, ADG shall not in any manner assist any other person, company, or other entity in competing with MPS (or any company formed by MPS) with respect to any services within the scope of Article 1 hereof.

6.2 Neither Party shall attempt to circumvent this Agreement or deprive the other Party of the benefit thereof.

6.3 In the event of termination or expiration of this Agreement (other than due to MPS’ uncured material breach), for a period of two (2) years following such termination, ADG and Alan Kessler personally will present all opportunities related to any services within the scope of Article 1 hereof to MPS on a first right of refusal basis. If MPS does not indicate that it is willing to proceed with any such opportunity within ten (10) business days after presentation by ADG, ADG shall be permitted to present such opportunity to any third party without restriction or obligation to MPS. For any opportunity which MPS is willing to pursue and which becomes a Project, ADG’s or Alan Kessler’s compensation (one or the other but not both) will be determined according to Paragraph 2.1 above.

ARTICLE 7: INDEPENDENT CONTRACTOR RELATIONSHIP

7.1 The Parties acknowledge and agree that in performance of the services under this Agreement, ADG is acting as an independent contractor, and all of ADG’s employees, personnel and agents are not entitled to any MPS benefits, including but not limited to workers compensation. Nothing in this Agreement shall be construed or deemed to create any joint venture, partnership, agency, employer-employee or other relationship between the Parties. All personnel supplied by ADG under this Agreement are not MPS personnel or agents, and ADG assumes full responsibility for their acts. Neither Party is an agent of the other Party and shall not enter into any agreements on behalf of such other Party or bind such other Party in any way without such other Party’s prior, written approval in each instance. MPS may from time to time grant Alan Kessler written power of attorney to execute documents on behalf of MPS.

ARTICLE 8: COMPLIANCE WITH LAW

8.1 Each Party with regard to operations and/or activities contemplated under this Agreement:

a) warrants that such Party and its Affiliates (as defined below) and Designees, and any other person acting on its or their behalf, have not made, offered, or authorized, any payment, gift, promise or other advantage, whether directly or through any other person, to or for the use or benefit of any governmental representative, public official, representative or official of any governmental organisation, political party, political party official, or candidate for office, or any other person, where such payment, gift, promise or advantage would violate any of the Anti-Bribery Laws and Obligations (as defined below); and

b) covenants that such Party and its Affiliates and Designee, and any other person acting on its or their behalf, will not:

(i) make, offer, or authorize, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any governmental representative, public official, representative or official of any governmental organisation, political party, political party official, or candidate for office, or any other individual or entity, where such payment, gift, promise or advantage would violate any of the Anti-Bribery Laws and Obligations;

(ii) engage in any activity, practice or conduct which would constitute a breach of any of the Anti-Bribery Laws and Obligations, or

(iii) do, or omit to do, any act that will cause or lead another Party to be in breach of any of the Anti-Bribery Laws and Obligations.

8.2 In addition each Party with regard to operations and/or activities under this Agreement:

a) warrants that such Party and each of its Affiliates and their Designees have complied with, and

b) covenants that such Party and each of its Affiliates and Designees will comply with, the Anti-Bribery Laws and Obligations applicable to such Party or Affiliate or Designee.

8.3 Each Party shall as soon as reasonably possible notify the other Party of any investigation or proceeding initiated by a governmental authority relating to an alleged violation of applicable Anti-Bribery Laws and Obligations by such Party or any of its Affiliates or Designees, or any service providers of or to such Party or its Affiliates or Designees, concerning operations and activities under this Agreement of which such Party has, or reasonably should have, knowledge. Such Party shall use reasonable efforts to keep the other Parties informed as to the progress and disposition of such investigation or proceeding, except that such Party shall not be obligated to disclose to the other Party any information that would be considered legally privileged.

8.4 Each Party shall defend, indemnify, and hold harmless the other Party and its Affiliates and Designees for any damages, losses, penalties, costs (including reasonable legal costs and attorneys’ fees), and liabilities incurred by such indemnified parties in connection with any third-party claim, action, or proceeding arising from, or related to the events underlying:

a) such Party’s admission of allegations made by a governmental authority concerning operations and/or activities under this Agreement that such Party or its Affiliates, or their Designees, have violated Anti-Bribery Laws and Obligations applicable to such Party or Affiliate or Designee; or

b) the final adjudication concerning operations and/or activities under this Agreement that such Party or its Affiliates or Designees have violated Anti-Bribery Laws and Obligations applicable to such Party or Affiliate or Designee.

Such indemnity obligations shall survive termination or expiration of this Agreement.

8.5 Each Party shall concerning matters that are the subject of or contemplated by this Agreement:

a) Devise and maintain adequate internal controls concerning such Party’s undertakings under this Article;

b) Establish and prepare its books and records in accordance with generally accepted accounting practices applicable to such Party;

c) Properly record and report such Party’s transactions in a manner that accurately and fairly reflects in reasonable detail such Party’s assets and liabilities;

d) Retain such books and records for a period of at least five (5) calendar years; and

e) Comply with the laws applicable to such Party, and procure that its Affiliates and Designees comply with the laws applicable to each such Affiliate and Designee.

8.6 Each Party must be able to rely on the adequacy of the other Party’s system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other information concerning operations and/or activities under this Agreement.

8.7 Each Party shall promptly respond in reasonable detail to any reasonable request from the other Party concerning a notice sent by such Party under this Article and shall furnish applicable documentary support for such Party’s response, including showing such Party’s compliance with the undertakings set out in this Article, except that such Party shall not be obligated to disclose to the other Party any information that would be considered legally privileged.

8.8 ADG has provided to MPS a copy of its Policy on Anti-Corruption and its Anti- Corruption Employee Handbook. ADG shall:

a) Provide to MPS copies of any changes made to those documents, as soon as reasonably practicable following the introduction of such changes;

b) Ensure that all Designees of ADG in respect of activities contemplated under this Agreement (i) are aware of the contents of those documents, and (ii) at all times when ADG is acting on behalf of MPS or otherwise carrying on business or other activities in any country where ADG represents MPS, comply with the requirements of the Anti-Corruption Employee Handbook;

c) Provide to MPS copies of complete notes of all meetings it or any person acting on its behalf holds, when acting as a representative of MPS, with any government officials or any other person.

8.9 For the purposes of this Article:

a) Affiliates means, in relation to a person, any company that is the ultimate holding company of that person, or its Subsidiary (as defined below), or a Subsidiary of the ultimate holding company of that person;

b) Anti-Bribery Laws and Obligations means, in relation to a Party: (i) the laws relating to combating bribery and corruption, and/or the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries; (ii) the laws of Norway, and of the country or countries of such Party’s, and each of its Affiliates, places of incorporation or residence, principal places of business, and places of registration as an issuer of securities, relating to combating bribery and corruption; (iii) the Foreign Corrupt Practices Act of the United States of America; and (iv) the Bribery Act 2010 of the United Kingdom;

c) Subsidiary means, in relation to a company, any other company in which the first company (either directly, or through another Subsidiary) holds or controls a majority of the voting rights, or has the power to appoint a majority of its board of directors.

8.10 ADG has received from MPS and distributed copies of the MPS Anti-Money Laundering Policy to all ADG employees and Affiliates.

ARTICLE 9: FORCE MAJEURE

9.1 No Party shall be penalized or found to be in breach of this Agreement if it is prevented from performing its obligations hereunder by reason of any Force Majeure Event (as defined below). Each Party will use its commercially reasonable efforts to rectify the problem.

9.2 A “Force Majeure Event” means any war, declared or not, any hostilities, any act of terrorism, any act of belligerence, blockade, revolution, insurrection, riot, public disorder, expropriation, requisition, confiscation or nationalization, export or import restrictions by any governmental authorities, closing of harbors, docks, canals, or inability to obtain the necessary authorizations or approvals from any governmental authority or Act of God, epidemic, quarantine, strikes or combination of workmen, lockouts or other labor disturbances. or the failure or breakdown of facilities and/or equipment (whether or not resulting from any cause listed above) or any other event, matter or thing, wherever occurring, which shall not be within the reasonable control of the party affected thereby.

ARTICLE 10: GENERAL PROVISIONS

10.1 Entire Agreement. This Agreement, including the attached Exhibit, supersedes and replaces any and all other agreements, either oral or in writing, between the Parties hereto and their Affiliates with respect to the terms and conditions of this Agreement, including but not limited to the April 15, 2017 agreement between ADG and Cambridge Securities, LLC. MPS represents and warrants that it has the power and authority to enter this Agreement and cause this Agreement to supersede the aforementioned April 15, 2017 agreement. This Agreement contains all of the covenants and agreements between the Parties with respect to the same. Each Party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either Party

10.2 No Waiver. The failure of either Party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement by the other Party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times under this Agreement.

10.3 Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

10.4 Notice. Each notice, request or demand given or required to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if delivered by hand or overnight courier providing for recipient signature confirmation of delivery.

a.	If to ADG, at:

445 Park Avenue, 9th Floor

New York, NY 10022

Attn: Alan Kessler

b.	If to MPS, at:

110 West 40th Street, Suite 603

New York, NY 10018

Attn: Bjorn Q Aaserod

10.5 Governing Law and Attorney Fees. This Agreement shall be deemed to have been made in the State of New York. This Agreement and all matters arising out of or otherwise relating to this Agreement shall be governed by the laws of the State of New York, without giving effect to conflict of law principles. The parties hereby submit to the personal jurisdiction of the state and federal courts of the State of New York. Exclusive venue for any litigation and all claims arising from or in connection with the subject matter of this Agreement shall be with the state and federal courts in and for New York County, New York. In any litigation arising out of this Agreement. the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs, including attorneys’ fees incurred on appeal. The Parties waive trial by jury in any dispute between them.

10.6 Assignment. The Parties shall not sell, transfer, assign, sublicense, or subcontract any right or obligation hereunder without the prior written consent of the other Party. Furthermore, ADG shall not sell a controlling interest (i.e., an interest that constitutes more than 50% of the ownership interest in ADG or otherwise permits the acquirer from controlling the actions or policies of ADG) in itself without the prior written consent of MPS, which shall not be unreasonably withheld, conditioned or delayed.

10.7 Headings. All section and subsection headings contained in this Agreement are for convenience only and shall not be deemed to constitute a part of this Agreement nor affect the meaning of same.

10.8 Drafting. Both Parties warrant and represent that each have had equal input in drafting this Agreement and have had the opportunity to consult with independent legal counsel.

10.9 Counterparts. The Parties may execute this Agreement in one or more counterparts, each of which constitutes an original, and all of which constitute one and the same agreement. A facsimile or copy of this Agreement, whether complete or in counterpart, will constitute sufficient evidence of the originals of this Agreement for all purposes.

IN WITNESS THEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Monitor Power Systems AS		African Discovery Group LLC

By:	/s/ Bjorn Q Aaserod	By:	/s/ Alan Kessler
Bjorn Q Aaserod			Alan Kessler, CEO
Executive Chairman

EXHIBIT A

Fee Structure

Power Generation Projects - (i) for the first Project in a country, including the first phase of a Project that will subsequently expand, the fee will be $0.002k Whr actually generated by such Project and for which revenues are received by MPS and or its Designee(s) from the offtaker thereof; (ii) for the second and additional Projects in any country, the fee will be $0.001k Whr actually generated by such Project and for which revenues are received by MPS and or its Designee(s) from the offtaker thereof, in each case unless otherwise agreed in writing by the Parties.

BOLT Projects – sliding scale from 1.5% down to 0.5% of lease payments or other per-use payments made to MPS or its Designee by the local governmental counterparty or some other payment structure agreed in writing by the Parties.

Joint Venture Projects – TBD Payment structure on a Project by Project basis, to be agreed in writing by the Parties.

BOOT Projects – TBD Payment structure on a Project by Project basis, to be agreed in writing by the Parties.

Somaliland

●	Berbera 440 MW combined cycle
●	Grid Buildout - Transmission Agreement
●	Gas Processing and Liquefaction
●	LNG regasification
●	Water Treatment

Sudan

●	Alfula 440 MW combined cycle
●	Khartoum 400 MW
●	Port Sudan refinery and 310 MW power vessel (the Parties have as of this date agreed that ADG will be paid $16 million at the time of the financial close as full and final fee for this project)
●	Water treatment

Senegal

●	GW land based combined cycle
●	Up to 4 GW additional in phases
●	Refinery, gas processing

Angola

●	440 MW combined cycle
●	Gas processing
●	Gas Liquefaction

Tanzania

●	GW land based
●	Gas Liquefaction

Madagascar

●	930 MW Power Vessel or equivalent land based

Cameroon

●	Power Generation

Nigeria

●	Income Electrix joint venture exists, fee to ADG for any power generation TBD
●	Non-Income Electrix projects- TBD

Ghana

●	Refinery
●	Power Generation

Mauritius

●	Power Generation

Sierra Leone

●	Power Generation

Togo

●

The Gambia

●	Power Generation

South Africa

●	3000 MW

Mauritania

●	Power Generation

Guinea

●	Power Generation

Democratic Republic of Congo

●	Power Generation

Mozambique

●	Power Generation

Non- African Countries

Iraq

●	Power Generation

Georgia

●	Power Generation

Curacao

●	Power Generation

Sri Lanka

●	Power Generation